Exhibit 4.8
LANCE, INC. 2008 DIRECTOR STOCK PLAN
1.     Purpose and Duration of the Plan. The purpose of the Plan is to enable the Corporation to attract and retain persons of exceptional ability to serve as Directors and to further align the interests of Directors and stockholders in enhancing the value of the Common Stock and to encourage such Directors to remain with and to devote their best efforts to the Corporation.
     The Corporation establishes this Plan effective as of April 25, 2008, subject to approval by the Corporation’s stockholders prior to that date. The Plan shall remain in effect until the earlier of (i) the date that no additional shares of Common Stock are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Section 9 or (iii) the close of business on May 31, 2013. Upon the Plan becoming effective, no further awards shall be made under the Lance, Inc. 2003 Director Stock Plan.
2.     Definitions:
     For purposes of the Plan, the following terms shall have the following meanings:
     “Annual Award” means a number of shares of Restricted Stock up to and including 4,000 shares, as the Board shall establish from time to time, awarded under the provisions of Section 5(a) below.
     “Award Date” means the 20th day of the month next following an annual stockholders meeting; provided, however, that with respect to an Initial Award, “Award Date” means the 20th day of the month next following the date the Non-Employee Director commences service as a Non-Employee Director.
     “Board” means the Board of Directors of the Corporation.
     “Change in Control” means “Change in Control” as defined under the Lance, Inc. 2003 Key Employee Stock Plan, as the same may be amended from time to time, or any successor plan thereto.
     “Common Stock” means the Common Stock, $.83-1/3 par value, of the Corporation and any other stock or securities resulting from the adjustment thereof or substitution therefor as described in Section 6 below.
     “Corporation” means Lance, Inc., a North Carolina corporation, and its successors and assigns.
     “Effective Date” means April 25, 2008 subject to approval by the stockholders of the Corporation.

     “Fair Market Value” of a share of Common Stock on a particular date, shall be (i) if such Common Stock is listed on a national securities exchange or a foreign securities exchange or traded on The NASDAQ Stock Market, the closing sale price of the Common Stock on said date on the national securities exchange, the foreign securities exchange or The NASDAQ Stock Market on which the Common Stock is principally traded, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, or (ii) if the Common Stock shall not be listed on a national securities exchange or a foreign securities exchange or traded on The NASDAQ Stock Market, the mean between the closing bid and asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on said date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iii) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or any foreign securities exchange or traded on The NASDAQ Stock Market, the fair market value based on quotations for the Common Stock by market makers or other securities dealers as determined by the Board in such manner as the Board may deem reasonable.
     “Initial Award” means a number of shares of Restricted Stock up to and including 4,000 shares, as the Board shall establish from time to time, awarded under the provisions of Section 5(b) below.
     “Non-Employee Director” means an individual who is a member of the Board, but who is not an employee of the Corporation or any of its subsidiaries.
     “Plan” means the Lance, Inc. 2008 Director Stock Plan as set forth herein, as the same may be amended from time to time.
     “Restricted Stock” means the Common Stock awarded to a Non-Employee Director pursuant to Section 5 of the Plan that is subject to the vesting restrictions set forth in Section 5.
3.     Administration. The Board shall be responsible for administering the Plan. The Board shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Board may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Board upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.
4.     Shares Available. The maximum number of shares of Common Stock that may delivered under the Plan shall equal 200,000. Such shares shall be subject to adjustment or substitution pursuant to Section 6 below. If any shares of Restricted Stock awarded hereunder are canceled, lapse or forfeited in accordance with the provisions of Section 5 below, then such shares shall again be available for delivery under the Plan. Shares delivered under the Plan may be original issue shares or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Corporation (or the Chief Financial Officer’s designee) from time to time.
5.     Restricted Stock Awards.
     (a) Annual Awards. Each Non-Employee Director serving on the Award Date shall automatically be granted an Annual Award.
     (b) Initial Awards. Each Non-Employee Director first elected after June 1 and before December 31 of any year shall automatically receive an Initial Award on the 20th day of the month next following the date the Non-Employee Director commences service as a Non-Employee Director.
     (c) No Fractional Shares. In no event shall the Corporation be obligated to issue fractional shares under this Section, but instead shall pay any such fractional share in cash based on the Fair Market Value of the Common Stock on the Award Date.
     (d) Vesting. Except as otherwise provided in this Section 5(d), shares of Restricted Stock shall become vested on the date that is 12 months after the applicable Award Date (the “Vesting Date”). If the Non-Employee Director ceases to serve as a Non-Employee Director before the Vesting Date due to the Non-Employee Director’s death, or if there is a Change in Control prior to the Vesting Date, then the shares shall become fully vested as of the date of such death or Change in Control, as applicable. If the Non-Employee Director ceases to serve as a Non-Employee Director for any reason other than death before the Vesting Date, then the shares shall vest on a pro-rata basis at a rate one-twelfth (1/12) for each month the Non-Employee Director serves as a Non-Employee Director after the applicable Award Date. Any shares not vested according to the preceding sentence shall be forfeited as of the date of such cessation of services. For purposes of pro-rata vesting, a Non-Employee Director shall be credited with a full month of service if the Non-Employee Director serves for one day during the applicable month. A Non-Employee Director may not sell, transfer or otherwise dispose of any such shares of Restricted Stock until they become vested; however, the Non-Employee Director shall have the right to receive dividends with respect to the shares and to vote the shares prior to vesting.
6.     Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Internal Revenue Code Section 368) or any partial or complete liquidation of the Corporation, such adjustment shall be made in the number and class of shares of Common Stock which may be delivered under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.
7.     Resales of Shares. The Corporation may impose such restrictions on the sale or other disposition of shares issued under this Plan as the Board deems necessary to comply with applicable securities laws. Certificates for shares issued under this Plan may bear such legends as the Corporation deems necessary to give notice of such restrictions.
8.     Compliance With Law and Other Conditions. No shares shall be issued under this Plan prior to compliance by the Corporation, to the satisfaction of its counsel, with any applicable laws. The Corporation shall not be obligated to (but may in its discretion) take any action under applicable federal or state securities laws (including registration or qualification of the Plan or the Common Stock) necessary for compliance therewith in order to permit the issuance of shares hereunder, except for actions (other than registration or qualification) that may be taken by the Corporation without unreasonable effort or expense and without the incurrence of any material exposure to liability.
9.     Amendment, Modification and Termination of the Plan. The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Corporation if and to the extent the Board determines that stockholder approval is necessary or appropriate. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Restricted Stock award previously granted under the Plan, without the written consent of the affected Non-Employee Director.
10.   Miscellaneous. The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the State of North Carolina. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

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